SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]       Preliminary information statement   [ ] Confidential, for Use of the
                                                  Commission   Only  (as
                                                  permitted by Rule
14c-5(d)(2))
[X]       Definitive information statement

                       INTERNATIONAL SPEEDWAY CORPORATION
------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
------------------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------
      (5)   Total fee paid:
------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
------------------------------------------------------------------------------
    (2)   Form, Schedule or Registration Statement No.:
------------------------------------------------------------------------------
    (3)   Filing Party:
------------------------------------------------------------------------------
    (4)   Date Filed:
------------------------------------------------------------------------------

                INTERNATIONAL SPEEDWAY CORPORATION
            1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                  DAYTONA BEACH,  FLORIDA 32114



             NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of
International Speedway Corporation:

     The Annual Meeting of the Shareholders of International Speedway Corporation will be held at the Banquet Center at the Indigo Golf Course, 301 Indigo Drive, Daytona Beach, Florida, 32114 on Wednesday, the 8th day of April, 1998, at 10:00 A.M., for the following purposes:

               (a)  To elect five (5) Directors of the Corporation.

               (b) To transact such other business as may properly come before the meeting.

     ALL Shareholders of record as of February 5, 1998, will be entitled to vote, either in person or by proxy.




                                      By Order of the Board of Directors

                                      /s/ W. Garrett Crotty

                                      W. Garrett Crotty
                                      Secretary and General Counsel
March 6, 1998

                INTERNATIONAL SPEEDWAY CORPORATION
            1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                  DAYTONA BEACH,  FLORIDA 32114
________________________________________________________________________

                      INFORMATION STATEMENT

                    PURSUANT TO SECTION 14(C)
              OF THE SECURITIES EXCHANGE ACT OF 1934
          AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

_________________________________________________________________________


          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                  REQUESTED NOT TO SEND A PROXY

     This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is first being mailed to holders of record on March 6, 1998 (the "Record Date") of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the "Company"). This Information Statement relates to an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting are

                  (a) the election of directors, and

                  (b) approval of accountants.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C and Schedule 14C thereunder. This notice is first being mailed to such shareholders on or about March 6, 1998.

TABLE OF CONTENTS

DATE, TIME AND PLACE INFORMATION............................................ 1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................. 1

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS.................................. 3
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................... 5
     COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT...................... 5
     DIRECTOR MEETINGS AND COMMITTEES....................................... 6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS............................ 6
     DIRECTOR COMPENSATION.................................................. 6
     COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION..................... 6
     EXECUTIVE COMPENSATION................................................. 9
     SUMMARY COMPENSATION TABLE............................................. 9
     PERFORMANCE GRAPH......................................................10

INDEPENDENT PUBLIC ACCOUNTANTS..............................................10

VOTING PROCEDURE............................................................11
     DISSENTERS' RIGHT OF APPRAISAL.........................................11

AVAILABLE INFORMATION.......................................................11

                    DATE, TIME AND PLACE INFORMATION

     The Annual Meeting of Shareholders of International Speedway Corporation will be held on Wednesday, April 8, 1998 at 10:00 A.M. at the Banquet Center at the Indigo Golf Course, 301 Indigo Drive, Daytona Beach, Florida, 32114. The mailing address of the principal executive offices of the Company is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

             VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     This Information Statement is being mailed on or about March 6, 1998 to all shareholders of record as of the Record Date. The Record Date for the Annual Meeting February 5, 1998. As of the Record Date, the Company had 5,391,362 shares of Class A Common Stock and 33,089,035 shares of Class B Common Stock issued and outstanding. Each share of the Class A Common Stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the Class B Common Stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders. The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of each class of the Company's common stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of each class of common stock, (ii) each director, or nominee for director, of the Company who beneficially owns any such shares, (iii) each of the Company's executive officers who beneficially owns any such shares, and (iv) all directors and executive officers of the Company as a group. As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

                                                                                                         PERCENTAGE OF
                                NUMBER OF SHARES OF COMMON STOCK        PERCENTAGE OF COMMON STOCK       COMBINED VOTING
NAME OF                             BENEFICIALLY OWNED (2)                 BENEFICIALLY OWNED            POWER OF ALL
BENEFICIAL                    -----------------------------------   --------------------------------     CLASSES OF
OWNER (1)                        CLASS A    CLASS B      TOTAL        CLASS A    CLASS B      TOTAL      COMMON STOCK
-------------------------     -----------------------------------   --------------------------------   --------------------
France Family Group(3)  .          12,100   21,158,081   21,170,181     *        63.94%       55.02%     61.93%
James C. France(4) ......           3,000   15,329,788   15,332,788     *        46.33%       39.85%     44.87%
William C. France(5) ....           1,600   15,327,568   15,329,168     *        46.32%       39.84%     44.86%
Stephen L. Farley(6).....         434,100            0      434,100   8.05%         *          1.13%        *
Lindner Mutual Funds (7).         417,330            0      417,330   7.74%         *          1.08%        *
Lesa D. Kennedy(8) ......           3,000      383,355      386,355     *         1.16%        1.00%      1.12%
Labrador Partners, LP(9).         383,000            0      383,000   7.10%         *          1.00%        *
Raymond K. Mason, Jr.(10)               0      346,740      346,740     *         1.05%          *        1.01%
Robert Day (11)..........         336,300            0      336,300   6.24%         *            *          *
TCW Group, Inc(12).......         336,300            0      336,300   6.24%         *            *          *
Brian Z. France..........               0      261,740      286,740     *           *            *          *
James H. Foster(13) .....          23,205      176,007      199,212     *           *            *          *
H. Lee Combs.............           1,500       52,428       53,928     *           *            *          *
Thomas W. Staed(14)......           2,450       45,000       47,450     *           *            *          *
Robert R. Dyson(15)......           5,000       29,500       34,500     *           *            *          *
James H. Hunter..........             150       32,293       32,443     *           *            *          *
John E. Graham, Jr.......           1,000       30,375       31,375     *           *            *          *
W. Grant Lynch, Jr.......           1,500       25,468       29,968     *           *            *          *
John R. Saunders.........             500       20,055       20,555     *           *            *          *
Chapman J. Root, II .....           2,500       13,500       16,000     *           *            *          *
Susan G. Schandel........           1,500       13,245       14,745     *           *            *          *
Robert E. Smith(16) .....           1,500       11,173       12,673     *           *            *          *
J. Hyatt Brown(17) ......           2,400        9,000       11,400     *           *            *          *
Gregory J. Sullivan......           1,500        8,775       10,275     *           *            *          *
John R. Cooper ..........           5,000        1,500        6,500     *           *            *          *
W. Garrett Crotty(18)....           1,500        4,495        5,995     *           *            *          *
Lloyd E. Reuss...........           5,000            0        5,000     *           *            *          *
Christy F. Harris(19)....           4,600          150        4,750     *           *            *          *
Edward H. Rensi..........               0        1,500        1,500     *           *            *          *
All directors and
  executive officers
  as a group
  (23 persons)(20) ......          68,405   21,779,160   21,847,565   1.27%      65.82%       56.78%     63.78%


-------------------------------
  *  Less than 1%.

(1) Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.
(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(3) Reflects the aggregate of 7,600 Class A and 20,312,861 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D. Kennedy and Brian Z. France, as well as
      4,500 Class A and 845,220 Class B shares held of record by the adult children of James C. France. See footnotes (4), (5) and (7).
(4) Includes (i) 1,500 Class A and 304,725 Class B shares held of record by Sharon M. France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 3,763,750 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), and (iv) 1,874,465 Class B shares held of record by White River Investment Limited Partnership ("White River"). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see footnote (5). Does not include an aggregate of 4,500 Class A and 845,220 Class B shares held of record by the adult children of James C. France.
(5) Includes (i) 600 Class A and 304,725 Class B shares held of record by Betty Jane France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity, (iii) 3,763,750 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (iv) 1,874,465 Class B shares held of record by White River. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity,
      (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (4). Does not include the aggregate of 3,000 Class A and 645,095 Class B shares shown in the table as beneficially owned by Lesa
      D. Kennedy and Brian Z. France, adult children of William C. France.
(6) Mr. Farley's address is 655 Third Avenue, Suite 2520, New York, New York 10017. The shares shown include 383,000 Class A shares held by Labrador Partners, L.P. and 51,100 Class A shares held by Farley Capital L.P.
(7)   This owner's address is 7711 Carondelet Avenue, Suite 700, St. Louis,
      MO 63105.
(8) Includes (i) 1,500 Class A and 17,295 Class B shares held of record by Ms. Kennedy as custodian for her minor son, Benjamin, and (iii) 15,750 Class B shares held of record as joint tenants with Bruce S. Kennedy, her spouse.
(9) This owner's address is 655 Third Avenue, Suite 2520, New York, New York 10017.
(10) Includes 150,000 Class B shares owned by American Banks of Florida, Inc. (Mr. Mason serves as President and a director of, and has an 18% interest in, this entity), as to which Mr. Mason disclaims beneficial ownership.
(11) This owner's address is 200 Park Avenue, Suite 2200, New York, New York 10166. Mr. Day is an individual who may be deemed to control The TCW Group, Inc. and shares shown here are also shown for The TCW Group, Inc.
(12) This owner's address is 865 S. Figueroa St., Los Angeles, CA 90017. Includes shares reported for Robert Day.
(13) Includes (i) 75,000 Class B shares held of record by Mr. Foster as trustee, and (ii) 65,000 Class B shares held of record by Barbara S. Foster, his spouse, as trustee, as to which Mr. Foster disclaims beneficial ownership.
(14)  Owned jointly with Barbara Staed, his spouse.
(15)  Includes 5,000 Class A shares held in the Robert R. Dyson 1987 Family
      Trust.
(16) Includes 795 Class B shares held of record as joint tenants with his spouse.
(17)  Held of record as joint tenants with Cynthia R. Brown, his spouse.
(18) Includes 100 Class B shares held by Mr. Crotty as Trustee for his son and 1,500 shares held by Bellows Falls Investment, Inc.
(19)  Includes (i) 500 Class A shares held by M. Dale Harris, his spouse,
      (ii) 1,500 Class A shares held by Mr. Harris as trustee of The Harris, Midyette, Geary, Darby, & Morrell, P.A. Profit Sharing Plan and Trust,
      (iii) 100 Class A shares held by Mr. Harris as Trustee of the Harris Children's Trust as to which Mr. Harris disclaims beneficial ownership.
(20)  See footnotes (4),(5), (8), (10) and (13) through (19).

              DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The executive officers, directors and nominees for directors of the Company are as follows:

 NAME                    AGE                   POSITION WITH THE COMPANY
-----------------------------------------------------------------------------------------
William C. France      64     Chairman of the Board, Chief Executive Officer and Director
James C. France        53     President, Chief Operating Officer and Director
Lesa D. Kennedy        36     Executive Vice President and Director
H. Lee Combs           44     Senior Vice President--Operations and Director
Robert E. Smith        65     Vice President--Administration
Susan G. Schandel      34     Treasurer and Chief Financial Officer
Gregory J. Sullivan    42     Vice President-Marketing
John E. Graham, Jr.    49     Vice President
W. Grant Lynch, Jr.    44     Vice President
James H. Hunter        58     Vice President
John R. Saunders       41     Vice President-Corporate Administrative Services
W. Garrett Crotty      34     Secretary and General Counsel
J. Hyatt Brown         60     Director
John R. Cooper         65     Director
Robert R. Dyson        51     Director
James H. Foster        70     Director
Brian Z. France        35     Director
Christy F. Harris      52     Director
Raymond K. Mason, Jr.  42     Director
Edward H. Rensi        53     Director
Lloyd E. Reuss         61     Director
Chapman Root, II       48     Director
Thomas W. Staed        66     Director

     The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Messrs. William
C. France, Combs, Foster, Harris and Root will hold office until the annual meeting of shareholders to be held in 1998, Messrs. James C. France, Cooper, Brian Z. France, Mason and Reuss will hold office until the annual meeting of shareholders to be held in 1999, and Ms. Kennedy and Messrs. Brown, Dyson, Rensi and Staed will hold office until the annual meeting of shareholders to be held in 2000.

     For the election of directors at the Annual Meeting of Shareholders in April 1998, the Board has approved the nomination as directors of Messrs. William C. France, Combs, Foster, Harris and Root to serve for a three year term and hold office until the annual meeting of shareholders to be held in 2001.

     William C. France and James C. France are brothers. Lesa D. Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among the Company's executive officers and directors.

     Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981. Mr. France also serves as a director of Penske Motorsports.

     Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.

     Ms. Lesa D. Kennedy, a director since 1984, was appointed Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.

     Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President-Operations in January 1996. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until such time. He also serves as a director of Penske Motorsports and Grand Prix Association of Long Beach, Inc.
                                      3

     Mr. Robert E. Smith has served as Vice President--Administration of the Company for more than five years.

     Ms. Susan G. Schandel was appointed the Company's Treasurer and Chief Financial Officer in January 1996. From November 1992 until such time, Ms. Schandel served as the Company's Controller.

     Mr. Gregory J. Sullivan, appointed the Company's Vice President-Marketing in November 1994, joined the Company in September 1994. Prior to joining the Company, Mr. Sullivan was employed by Kraft Foods (a division of Phillip Morris) for more than five years, where he most recently served as Director of Marketing Services for Kraft's Maxwell House division.

     Mr. John E. Graham, Jr., appointed as a Vice President in November 1994, joined the Company as President of Daytona International Speedway in September 1994. Prior to joining the Company, Mr. Graham was employed by First Union National Bank of Florida for more than five years, where he most recently served as President of First Union National Bank of Volusia and Flagler Counties.

     Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993. Prior to such time, Mr. Lynch was employed by R.J. Reynolds Tobacco Company, Sports Marketing Division, where from 1990 until 1993 he served as Senior Operations and Public Relations Manager for the Winston Cup Racing Program.

     Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993. Prior to joining the Company, Mr. Hunter served as NASCAR's Vice President of Administration and Marketing for more than five years.

     Mr. John R. Saunders has served as a Vice President since 1997 and was President of Watkins Glen International from 1983 to 1997.

     Mr. W. Garrett Crotty has served as Secretary and General Counsel since 1996. Prior to that time he had been in the private practice of law for more than five years.

     Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Poe & Brown, Inc. and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co, SunTrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.

     Mr. John R. Cooper, a director since 1987, served as Vice President - Corporate Development of the Company from December 1987 until July 1994. Since January 1996, Mr. Cooper has served as a special project facilitator for the Company.

     Mr. Robert R. Dyson, a director since January 1997, has served as Chairman and Chief Executive Officer of the Dyson-Kissner-Moran Corporation
(DKM) since November 1992.

     Mr. James H. Foster, a director since 1968, served as the Company's Senior Vice President - Special Projects from January 1994 until his retirement in 1997. Mr. Foster served as President of Daytona International Speedway from 1988 until 1994.

     Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects since February 1994. From 1983 until such time, Mr. France served in a number of other capacities with NASCAR, including Winston Racing Series Administrative Assistant and National Tour Director.

     Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law with Harris, Midyette, Geary, Darby, & Morrell, P.A. for more than twenty years.

     Mr. Raymond K. Mason, Jr., a director since 1981, has served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, since 1978.

     Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

     Mr. Edward H. Rensi, a director since January 1997, is an executive consultant with McDonald's Corporation. He served as President and Chief Executive Officer of McDonald's USA from 1991 until 1997. He is a Director of McDonald's Corporation and Snap-On Incorporated.

     Mr. Chapman Root, II, a director since 1992, has served as President of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.

     Mr. Thomas W. Staed, a director since 1987, has served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, for more than five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France. Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by the Company with respect to fiscal 1995, 1996 and 1997 were $11.8 million, $13.9 million, and $20.6 million, respectively.

     In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totaled approximately $71,000, $359,000, and $720,000 during fiscal 1995, 1996 and 1997, respectively. The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.

     J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Poe & Brown, Inc. ("Poe"). Poe has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Poe in connection with Company policies were approximately $80,000, $294,000 and $166,000 during fiscal 1995, 1996 and 1997, respectively.

     All of these transactions, payments and exchanges are considered normal in the ordinary course of business. Transactions, payments and exchanges similar to all of the above are planned during the Company's current fiscal year.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, and written representations furnished to the Company, W. Garrett Crotty has been identified as failing to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 1997. Mr. Crotty had one transaction which should have been reported on Form 4 which was reported late on Form 5.

DIRECTOR MEETINGS AND COMMITTEES

     The Company's Board of Directors met seven times during fiscal 1997. The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Growth Strategy Committee.

     The functions of the Audit Committee (which presently consists of Messrs. Brown, Dyson and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing the Company's consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Audit Committee did not meet during fiscal 1997.

     The functions of the Compensation Committee (which presently consists of Messrs. Reuss, Root and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met three times during fiscal 1997.

     The function of the Growth Strategy Committee (which presently consists of all non-employee directors) is to monitor implementation of the Company's announced growth strategies and advise management regarding such implementation. The Growth Strategy Committee (and/or various sub-committees) met eight times during fiscal 1997.

     During the last full fiscal year Messrs. Rensi and Reuss attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which they served.

            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     The Company pays each non-employee director a monthly retainer of $500, a $1,000 fee for each meeting of the Board of Directors attended and a $500 fee for each Board committee meeting attended. The aggregate retainers and fees paid to directors with respect to fiscal 1996 services totaled $115,500. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

            COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION
   The Company's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors which is composed entirely of independent directors.

   PHILOSOPHY AND POLICIES. Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of the Company's strategic plan and business mission.

   In 1989, based upon recommendation of the Compensation Committee, the Company retained TPF&C to perform a salary study to determine benchmark salary ranges. TPF&C made recommendations to the Company concerning salary ranges and a bonus structure. The recommendations were followed in establishing the corporate compensation plan which is reviewed and reevaluated every year. As part of the overall compensation plan the Company's Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade were originally established based upon the TPF&C salary study and have been reevaluated and adjusted annually by the Compensation Committee based upon changes in market conditions and Company performance factors.

CORPORATE PERFORMANCE MEASURES USED TO
DETERMINE EXECUTIVE OFFICER COMPENSATION.

   Based on Company performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges, the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all

employees including the Executive Officers other than the Chairman/CEO and President/COO. The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO) which approved the salaries as recommended.

   SALARY COMPENSATION. All other Executive Officers' annual salaries were set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary grade. In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) Company performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of Company goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

   In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of the Company's financial size and condition.

   INCENTIVE COMPENSATION. The Company has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Incentive compensation for Executive Officers can be as high as 29% of total annual compensation.

   Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each Executive Officer will range from 0% to 125% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share and revenue growth. These may vary from year to year as established by the Compensation Committee. Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer. A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

   The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.

LONG TERM INCENTIVE PLAN COMPENSATION

   1994 LONG-TERM INCENTIVE PLAN. In 1993, based upon recommendation of the Compensation Committee, the Company retained the HayGroup to assist in the design of a long term incentive compensation plan for specified key employees, which is known as the "International Speedway Corporation 1994 Long-Term Incentive Plan" (the "1994 Plan"). The 1994 Plan was recommended by the Compensation Committee of the Board of Directors, unanimously approved by all outside directors and ratified by the entire Board of Directors on November 17, 1993. It was approved by the written consent of the holders of a majority of the outstanding shares of the Company on the same date. The purpose of the 1994 Plan was to attract and retain qualified and competent executives by providing significant opportunities for capital accumulation and to enhance the growth and profitability of International Speedway Corporation (the "Company") by focusing on long-term goals and creation of increases in shareholder value. The 1994 Plan set aside restricted stock in the amount of 50,000 old pre 15-1 split shares of common stock for its implementation, which were converted, on the 15-1 basis, into 750,000 shares of Class B Common Stock. Awards of restricted shares of stock were assigned to officers and key employees who were capable of having a significant impact on the performance of the Company. The amount of shares for each initial participant was based primarily on an analysis and recommendations by compensation specialists of the HayGroup. Awards were granted based upon Company performance in fiscal years 1994, 1995 and 1996. The ability to issue additional shares under the 1994 Plan expired after the grants based on fiscal 1996 results. The restricted shares were granted to participants each year based upon the Company's performance as measured against annual financial goals established in advance by the Board of Directors. Several aspects of the 1994 Plan and its implementation are subject to the discretion of the Compensation Committee.

   The shares which were granted under the 1994 Plan are initially restricted and do not immediately vest to the participant, but, instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the Company may determine to vest all or a portion of the unvested and unearned restricted shares. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.

   Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares are held in escrow by the Company. After vesting the certificates for the restricted shares will be delivered to the participant. The Company has the right of first refusal to buy any stock issued (and vested) under the 1994 Plan which any participant wishes to sell.

   1996 LONG-TERM INCENTIVE PLAN. The Company's 1996 Long-term Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

   The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

   The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approves.

  The Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

  The first awards under the 1996 Plan will be made in April 1998, based upon fiscal 1997 results. The amount of the awards are based upon the Company's performance as measured against annual financial goals established in advance by the Board of Directors. These awards will be restricted shares of Class A Common Stock and will be initially restricted and will not immediately vest to the participant, but, instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the Company may determine to vest all or a portion of the unvested and unearned restricted shares. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.

   Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held in escrow by the Company. After vesting the certificates for the restricted shares will be delivered to the participant. The Company has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan which any participant wishes to sell.

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE

     In October 1995, based upon evaluation and recommendation of the Compensation Committee, the Company entered into collateral assignment split-dollar insurance agreements covering the lives of the Chairman/CEO, the President/COO and their respective spouses. Pursuant to the agreements, the Company will advance annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to the repayment of an amount equal to the cumulative premiums paid by the Company. Although Securities and Exchange Commission (SEC) rules require disclosure of the entire premium advanced by the Company in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

   CHAIRMAN/CEO COMPENSATION BASES. The Compensation Committee determined a 15% increase in Chairman/CEO compensation was appropriate in light of the continued growth in earnings per share in 1996.

                                                          Thomas W. Staed
                                                          Chapman J. Root, II
                                                          Lloyd E. Reuss
EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid by the Company, for services rendered during the last three fiscal years, to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers during fiscal 1997 (collectively the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                   ANNUAL COMPENSATION             COMPENSATION
                           -----------------------------------  ----------------
NAME AND                     FISCAL                                 RESTRICTED         ALL OTHER
PRINCIPAL POSITION            YEAR       SALARY        BONUS     STOCK AWARDS(1)    COMPENSATION(2)
------------------------- --------- -----------  ----------- ---------------- ----------------
William C. France             1997      $330,538     $150,282        $      0          $769,351
Chairman and Chief            1996      $278,707     $130,679        $      0          $771,368
Executive Officer             1995      $241,981     $126,860        $      0          $  6,015

James C. France               1997      $264,644     $ 96,231        $      0          $474,575
President and Chief           1996      $224,778     $ 83,679        $      0          $473,923
Operating Officer             1995      $200,121     $ 83,140        $      0          $ 12,406

Lesa D. Kennedy               1997      $213,488     $ 75,837        $372,398          $  8,355
Executive Vice President      1996      $173,553     $ 69,223        $149,695          $  8,648
                              1995      $109,608     $ 32,573        $ 53,168          $  8,482

H. Lee Combs                  1997      $208,335     $ 69,672        $372,398          $ 12,373
Senior Vice President--       1996      $172,226     $ 72,179        $172,020          $ 11,102
Operations                    1995      $116,972     $ 35,218        $ 60,986          $  9,581

John E. Graham                1997      $198,125     $ 64,863        $235,406          $ 10,721
Vice President                1996      $190,922     $ 65,806        $293,750          $  7,724
                              1995      $180,462     $110,228        $      0          $  1,607

---------------------
(1) Reflects the aggregate market value of shares awarded under the Company's 1994 Long-Term Incentive Plan (calculated as of the date of the award). The indicated awards were made in January with respect to services rendered in the prior fiscal year. See Note 11 of Notes to the Company's Consolidated Financial Statements.

(2) The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance and group health insurance, (ii) medical expense reimbursements, and (iii) contributions to the Company's 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 1997 are as follows: William C. France ($768,351, $1,000 and $0, respectively); James C. France ($466,500, $1,675 and $6,400, respectively); Lesa D. Kennedy ($1,955, $0 and $6,400, respectively); H. Lee Combs ($1,955, $4,018 and $6,400, respectively); and John E. Graham ($1,955, $2,366 and $6,400, respectively). Pursuant to the Company's split-dollar life insurance arrangements, the premiums will be repaid to the Company in future periods. See Note 9 of Notes to the Company's Consolidated Financial Statements.




                             PERFORMANCE GRAPH

   The rules of the Securities and Exchange Commission ("SEC") require the Company to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in the Company's total shareholder return on common stock with the cumulative total return of a broad equity index assuming reinvestment of dividends and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph below compares the cumulative total five year return of the Company's common stock (upon the assumption that an original $100 investment was made in pre-split common stock which automatically converted to Class B Common Stock on November 4, 1996) with that of the index of all NASDAQ stocks and with the 40 NASDAQ issues listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations which are not subject to the impact of weather on operations and pari-mutual and other wagering operations. The Company conducts large outdoor sporting and entertainment events which are subject to the impact of weather, and is not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of the Company's business and the fact that only short-term public information is available concerning a limited number of companies involved in the same line of business, and no public information is available concerning other companies in that line of business, the Company does not believe that the information presented below is meaningful.

COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
INTERNATIONAL SPEEDWAY CORP., NASDAQ Market Index and NASDAQ SIC 7900 Index [The line graph on the information statement furnished to shareholders depicts the plotting of the following information.]

 Measurement Period                ISC       NASDAQ      NASDAQ
(Fiscal Year Covered)                        Market      SIC 7900
                                             Index       Index

Measurement Pt - 11/30/92        $100.00     $100.00     $100.00
Twelve Months Ended* 11/30/93    $131.84     $115.80     $184.90
Twelve Months Ended* 11/30/94    $135.59     $116.00     $110.60
Twelve Months Ended* 11/30/95    $324.64     $165.40     $ 89.30
Twelve Months Ended* 11/30/96    $406.87     $202.60     $ 79.80
                FYE  11/30/97    $418.11     $252.30     $ 97.90

* Adjusted to reflect current fiscal year end for comparability purposes.

                   INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending November 30, 1998. Ernst & Young LLP, and its predecessors have served as the Company's auditors since 1966. Representatives of Ernst & Young LLP, will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

`                                    10

                            VOTING PROCEDURE

     With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. Management knows of no other items to come before the meeting other than those state above. On any other item which should come before the meeting the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

     In advance of the meeting the Company will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.


                     DISSENTERS' RIGHT OF APPRAISAL

     Management does not anticipate that any matter will be acted upon at the meeting which would give rise to rights of appraisal or similar rights of dissenters.

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, information statements and other information with the SEC. Such reports, information statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511 The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the SEC.

                                   By Order of the Board of Directors


                                   /s/ W. Garrett Crotty

                                   W. Garrett Crotty
                                   Secretary and General Counsel
March 6, 1998


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